UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 12, 2004 (March 29, 2004)
Date of Report (Date of Earliest Event Reported)

Gevity HR, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	0-22701	65-0735612

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 301 Boulevard West
Suite 202
Bradenton, Florida 34205

(Address of Principal Executive Offices and Zip Code)

(941) 748-4540

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (c) Exhibits.

Exhibit
Number	Description
99.1	Press release announcing the acquisition by Gevity HR, Inc. of the HR outsourcing portfolio of EPIX Holdings Corporation and the closing of the $35 million credit facility with Bank of America. (Furnished under Item 9 and not filed.)

Item 9. Regulation FD Disclosure

     On March 29, 2004, Gevity HR, Inc. (the “Company”) issued a press release announcing the acquisition of the HR outsourcing portfolio by the Company from EPIX Holdings Corporation, a Delaware corporation, which is furnished herewith as Exhibit 99.1.

     The press release includes a non-GAAP financial measure, EBITDA, which represents net income excluding the impact of income taxes, interest expense, depreciation and amortization and other expenses. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding cash flow. The following table reconciles net income, which the Company believes is the most directly comparable GAAP financial measure, to EBITDA, which is projected for 2004 after giving effect to the acquisition of EPIX Holdings Corporation (in thousands):

Net Income	$2,600
Plus:
Interest Expense	600
Income Tax Expense	1,280
Depreciation and Amortization	5,020

EBITDA	$9,500

     The contents of this report and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2004

GEVITY HR, INC.

By:	/s/ Gregory M. Nichols

Name: Gregory M. Nichols Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release Announcing the acquisition by Gevity HR, Inc. of the HR outsourcing portfolio of EPIX Holdings Corporation and the closing of the $35 million credit facility with Bank of America. (Furnished under Item 9 and not filed.)